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                                                                      EXHIBIT 12


                           Rhone-Poulenc Rorer Inc.
             Computation of Ratio of Earnings to Fixed Charges and
          Ratio of Earnings to Fixed Charges and Preferred Dividends
                        (In millions except for ratios)

                                                 Years Ended December 31,
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                                                                               Pro
                                       Restated                       Actual  Forma
                                         1994    1993   1992   1991    1990   1990
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
Income before income taxes and
   minority interest...................   $ 516  $ 594  $ 584  $ 486   $  17  $ 232
Add:
Portion of rents representative of
 the interest factor...................      18     16      9      9       7      8
Interest on indebtedness...............      55     71    125    165     183    247
Amortization of capitalized interest...       9      6      3      2       2      2
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Income as adjusted.....................   $ 598  $ 687  $ 721  $ 662   $ 209  $ 489
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Interest on indebtedness...............      55     71    125    165     183    247
Capitalized interest...................       3      4     15     21       8      9
Portion of rents representative of the
   interest factor.....................      18     16      9      9       7      8
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Fixed charges..........................      76     91    149    195     198    264
Preferred dividends....................      25     16     14     --      --     --
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Fixed charges and preferred dividends..   $ 101  $ 107  $ 163  $ 195   $ 198  $ 264
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Ratio of earnings to fixed charges.....     7.9    7.5    4.8    3.4     1.1    1.9
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Ratio of earnings to fixed charges and
   preferred dividends.................     5.9    6.4    4.4    3.4     1.1    1.9
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